Exhibit 99.1

For More Information:
Public Relations	Investor Relations
Randy Wambold	Timothy Dolan
CHEN PR, Inc	ICR
781-672-3119	617-956-6727
rwambold@chenpr.com	tdolan@icrinc.com

PHASE FORWARD ANNOUNCES STOCKHOLDER APPROVAL OF MERGER AGREEMENT

The Company Also Announces Dismissal of Stockholder Lawsuit

Waltham, Mass. — June 23, 2010 — Phase Forward Incorporated (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, announced that, at a special meeting of its stockholders held on June 22, 2010, the holders of a majority of the outstanding shares of common stock of Phase Forward adopted the previously announced merger agreement dated as of April 15, 2010 among Phase Forward, Oracle Corporation (“Oracle”) and Pine Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Oracle.

Phase Forward and Oracle are working cooperatively with the Antitrust Division of the United States Department of Justice in an effort to obtain termination of the pre-merger waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.  Completion of the proposed merger remains subject to such regulatory approval and the satisfaction or waiver of the other closing conditions specified in the merger agreement.

On April 20, 2010, a lawsuit, Selma Ehrlich, et al. v. Phase Forward Incorporated, et al., Civ. A. No. 10-1463, was filed on behalf of a putative class of Phase Forward stockholders in the Superior Court for Middlesex County, Massachusetts against Phase Forward, the members of Phase Forward’s board of directors, Oracle Corporation, and Pine Acquisition Corporation. The complaint was amended on May 20, 2010.  The action alleged that the Phase Forward board of directors breached its fiduciary duties, and that Phase Forward and Oracle aided and abetted the purported breaches, in connection with the proposed merger.  The action sought equitable relief to, among other things, enjoin consummation of the proposed merger. After a hearing held before the Superior Court, the court issued written decisions dated June 21, 2010 allowing the defendants’ motions to dismiss the complaint and denying the plaintiffs’ request for injunctive relief.

About Phase Forward

Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. Phase Forward’s products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 300 organizations and regulatory agencies worldwide including: AstraZeneca, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, the U.S. Food and Drug Administration, GlaxoSmithKline, Harvard Clinical Research Institute, Merck Serono, Novartis, Novo Nordisk, PAREXEL International, Procter & Gamble, Quintiles, sanofi-aventis, Schering-Plough Research Institute, Servier, SGS, Tibotec and the U.K. Medicines and Healthcare Products Regulatory Agency. Additional information about Phase Forward is available at www.phaseforward.com.

Safe Harbor for Forward Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involved certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability to complete the merger in light of the various closing conditions, including those conditions related to regulatory approvals, the ability of the parties to consummate the proposed merger; the impact of the announcement or the closing of the merger on Phase Forward’s relationships with its employees, existing customers or potential future customers; the ability of Oracle to successfully integrate Phase Forward’s operations and employees; the ability to realize anticipated synergies and costs savings of the proposed merger; and such other risks detailed in the Phase Forward’s Annual Report on Form 10-K filed with the SEC on February 26, 2010 and other reports filed with the SEC.